                          [AMERIANA BANCORP LETTERHEAD]


News Release


        Contact:   Jerome J. Gassen
                   President and Chief Executive Officer
                   (765) 529-2230


           AMERIANA BANCORP REPORTS RESULTS FOR FIRST QUARTER OF 2009


NEW CASTLE, Ind. (May 1, 2009) - Ameriana Bancorp (NASDAQ:ASBI) today reported a net loss of $113,000 or $(0.04) per share for the first quarter ended March 31, 2009, compared with net income of $383,000 or $0.13 per basic and diluted share for the first quarter of 2008. The Company's loss for the first quarter largely reflected the impact of write downs of other real estate owned ("OREO") properties. Highlights of the first quarter included a 12% rise in net interest income, reflecting the ongoing repositioning of Ameriana as a commercially oriented bank and an increased emphasis on commercial lending, which contributed to a 14% year-over-year increase in the loan portfolio. At the same time, credit quality remained stable as linked-quarter non-performing assets declined.

         Jerome J. Gassen, President and Chief Executive Officer, said, "Despite difficult market conditions and the overall economic challenges we face in 2009, we are pleased to report solid growth in our loan portfolio and a strong capital position. Fundamentally, our loan activity remained very solid in the first quarter of 2009. Increased residential mortgage lending has offset a recent slowdown in commercial lending - the former reflecting government actions to reduce interest rates to make home mortgages more affordable, and the latter underscoring the business community's apprehension over the current recession. Ameriana Bank ended the first quarter with a total risk-based capital ratio of 12.03%, well above the 10.00% level required under regulatory guidelines to be considered 'well capitalized.' Ameriana Bancorp ended with a tangible common equity to total tangible assets ratio of 6.70%." Gassen also pointed out that Ameriana declined to participate in the Treasury Department's Troubled Asset Relief Program, even though the Treasury approved the purchase of up to $9.8 million of the Company's senior preferred stock.

         With regard to credit quality, Gassen commented, "We were able to reduce non-performing loans by $2.9 million as a result of transfers of several properties to OREO and through sales of additional OREO properties. We continue to aggressively manage our loan portfolio and take appropriate actions to mitigate credit losses whenever possible.

ASBI Reports First Quarter 2009 Results
Page 2
May 1, 2009


         "Our newest banking centers in Fishers and Carmel, opened late last year, continue to ramp up and are already contributing to Ameriana's growth," Gassen continued. "These two centers accounted for more than two-thirds of our retail deposit growth in the first three months of 2009. We are very pleased with our customers' positive reception of the fresh look and functionality of these new Ameriana banking centers. We continue to believe the investment we have made in these expansion efforts and our branding campaign, while reducing current earnings, positions us for stronger growth in the future."

         Gassen also noted that Ameriana recently applied to the Indiana Department of Financial Institutions to convert its charter to operate as a commercial bank rather than a savings bank. "Our decision to change our charter reflects the next step in our strategy to increase our participation in the commercial banking sector, which creates attractive opportunities to introduce new product offerings on both the lending and deposit sides of our balance sheet. We think this will enhance our competitive profile and our ability to reach a broader customer base." The charter conversion is expected to be completed in mid-2009, subject to regulatory approvals.

         The Company's net interest margin for the first quarter, on a fully tax-equivalent basis, declined five basis points to 2.99% from 3.04% in the fourth quarter of 2008. Net interest margin, however, increased two basis points from 2.97% in the year-earlier quarter.

         Non-performing assets as of March 31, 2009, comprised of non-performing loans and OREO, declined $456,000, or 4.4%, from the level at December 31, 2008, indicative of improvements in Ameriana's credit quality. Non-performing loans totaled $3,292,000 at March 31, 2009, down from $6,219,000 at December 31, 2008, and $4,557,000 as of March 31, 2008. OREO totaled $6,640,000 at March 31, 2009, up from $4,169,000 at December 31, 2008, and $2,706,000 at March 31, 2008. The
allowance for loan losses increased to $3.2 million or 0.95% of total loans and 98.0% of non-performing loans.

         For the first quarter of 2009 and 2008, the Company's earnings included income tax benefits of $261,000 and $280,000, respectively. These income tax benefits were due primarily to the significant amount of tax-exempt interest on municipal securities and tax-exempt income from increases in the cash value of life insurance. The prior-year quarter, however, also included a $150,000 reversal of an income tax liability recorded in prior years that resulted from a favorable tax court ruling regarding the application of the Tax Equity and Fiscal Responsibility Act penalty to investment subsidiaries of commercial banks.



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ASBI Reports First Quarter 2009 Results
Page 3
May 1, 2009


         Ameriana's total assets were $496,280,000 at March 31, 2009, up 7% from $463,502,000 at December 31, 2008, and up 11% from $445,306,000 at March 31,
2008. The Company's loan portfolio increased 4% to $339,000,000 at March 31, 2009, from $325,525,000 at December 31, 2008, and 14% from $298,467,000 a year ago. Investment securities totaled $65,878,000 at March 31, 2009, compared with $75,371,000 at December 31, 2008, and $80,147,000 at March 31, 2008.

         Total deposits were $358,583,000 at March 31, 2009, compared with $324,406,000 at December 31, 2008, and were up 11% from $322,402,000 a year earlier. Much of this increase was due to short-term, municipal deposits that Ameriana recently repriced. As a result, the Company expects overall deposit levels to decline somewhat in the near future as these rate-sensitive deposits run off. The Company continues to focus on strategies designed to grow total balances in multi-product deposit relationships. Borrowings declined 4% to $94,235,000 from $97,735,000 at December 31, 2008, but were up 16% from
$81,235,000 at March 31, 2008.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has an interest in Family Financial Holdings, Inc. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.



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ASBI Reports First Quarter 2009 Results
Page 4
May 1, 2009

                                        AMERIANA BANCORP
                                 UNAUDITED FINANCIAL HIGHLIGHTS
                            (In thousands, except per share amounts)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                       ------------------------------
                                                                                           2009             2008
                                                                                       -------------    -------------
Interest income                                                                        $      5,823     $     5,935
Interest expense                                                                              2,782           3,210
                                                                                       -------------    -------------
Net interest income                                                                          3,041            2,725
Provision for loan losses                                                                      338              371
                                                                                       -------------    -------------
Net interest  income after  provision  for loan
   losses                                                                                    2,703            2,354
Other income                                                                                   778            1,141
Other expense                                                                                3,855            3,392
                                                                                       -------------    -------------
Income (loss) before income taxes                                                             (374)             103
Income tax benefit                                                                            (261)            (280)
                                                                                       -------------    -------------
Net income (loss)                                                                      $      (113)     $       383
                                                                                       =============    =============
Earnings (loss) per share:
   Basic                                                                               $     (0.04)     $      0.13
                                                                                       =============    =============
   Diluted                                                                             $     (0.04)     $      0.13
                                                                                       =============    =============
Weighted average shares outstanding:
   Basic                                                                                     2,989            2,989
                                                                                       =============    =============
   Diluted                                                                                   2,989            2,989
                                                                                       =============    =============

Dividends declared per share                                                           $      0.04      $      0.04
                                                                                       =============    =============

                                                                        MARCH 31,         DEC. 31,        MARCH 31,
                                                                          2009             2008             2008
                                                                      -------------    -------------    -------------
Total assets                                                          $    496,280     $    463,502     $    445,306
Cash and cash equivalents                                                   33,874            8,449           17,272
Investment securities available for sale                                    65,878           75,371           80,147
Loans receivable                                                           339,000          325,525          298,467
Allowance for loan losses                                                    3,225            2,990            2,909
                                                                      -------------    -------------    -------------
   Loans, net                                                              335,775          322,535          295,558

Allowance  for loan losses as a  percentage  of
   loans receivable                                                           0.95%            0.92%            0.97%
Non-performing loans                                                  $      3,292     $      6,219     $      4,557
Allowance  for loan losses as a  percentage  of
   non-performing loans                                                       98.0%            48.1%            63.8%

Deposits:
   Non-interest-bearing                                               $     24,057     $     22,070     $     23,206
   Interest-bearing                                                        334,526          302,336          299,196
                                                                      -------------    -------------    -------------
                                                                           358,583          324,406          322,402

Borrowed funds                                                        $     94,235     $     97,735     $     81,235
Shareholders' equity                                                        33,784           33,776           33,427
Book value per share                                                         11.30            11.30            11.26
